Exhibit 4.3

EXECUTION VERSION

WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

THIS WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”) is made effective as of September 16, 2022, by and among Rumble Inc. (f/k/a CF Acquisition Corp. VI), a Delaware corporation (the “Company”), Computershare Inc., a Delaware corporation (“Computershare”), and its affiliate Computershare Trust Company, N.A., a federally chartered trust company (“Trust Company”, and together with Computershare, “Successor Warrant Agent”) and Continental Stock Transfer & Trust Company, a New York corporation (“Existing Warrant Agent”). Successor Warrant Agent, Existing Warrant Agent and the Company are collectively referred to as the “Parties” and individually as a “Party”.

WITNESSETH:

WHEREAS, CF Acquisition Corp. VI (“SPAC”) and Existing Warrant Agent are party to that certain Warrant Agreement, dated as of February 18, 2021, by and between SPAC and Existing Warrant Agent (the “Existing Warrant Agreement”);

WHEREAS, immediately prior to effectiveness of this Agreement, SPAC and Rumble Inc., a company incorporated under the laws of the Province of Ontario (“Rumble”), combined in a business combination pursuant to that certain Business Combination Agreement, dated as of December 1, 2021, by and between Rumble and SPAC (as amended, the “Business Combination Agreement”);

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, in connection with, and immediately following, the consummation of the transactions contemplated by the Business Combination Agreement, Existing Warrant Agent wishes to assign its obligations under the Existing Warrant Agreement to Successor Warrant Agent, and Successor Warrant Agent wishes to accept such assignment subject to the terms and conditions herein; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Existing Warrant Agreement.

NOW THEREFORE, in consideration of the premises and the agreements and covenants set forth herein and in the Existing Warrant Agreement and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,

1. Assignment and Assumption. Effective immediately following the Arrangement Effective Time (as defined in the Business Combination Agreement), Existing Warrant Agent does hereby assign to the Successor Warrant Agent all of its right, title and interest as Warrant Agent in and to the Existing Warrant Agreement (as amended hereby), and Successor Warrant Agent does hereby accept and assume all such duties and obligations as Warrant Agent under the Existing Warrant Agreement (as amended hereby) arising from and after the Arrangement Effective Time.

2. Consent. The Company does hereby consents to the assignment and assumption contemplated by Section 1 hereof and Successor Warrant Agent’s appointment as Warrant Agent under the Existing Warrant Agreement (as amended hereby), effective immediately following the Arrangement Effective Time. The Company hereby appoints Successor Warrant Agent as Warrant Agent under the Existing Warrant Agreement (as amended hereby) effective immediately following the Arrangement Effective Time in accordance with the express terms and conditions of the Existing Warrant Agreement (as amended hereby), and the Successor Warrant Agent accepts such appoint and agrees to perform the same. The Company agrees that Successor Warrant Agent shall not be liable or responsible for any obligations or responsibilities related to the Existing Warrant Agreement or the exercise of any Warrants prior to the Arrangement Effective Time.

3. Amendments to the Existing Warrant Agreement. The Existing Warrant Agreement is hereby amended as provided in this Section 3, effective as of the Arrangement Effective Time.

a. The preamble on page one of the Existing Warrant Agreement is hereby amended by deleting “CF Acquisition Corp. VI, a Delaware corporation” and replacing it with “Rumble Inc. (f/k/a CF Acquisition Corp. VI), a Delaware corporation”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Rumble Inc. rather than CF Acquisition Corp. VI.

b. The preamble on page one of the Existing Warrant Agreement is hereby amended by deleting “Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”, also referred to herein as the “Transfer Agent”)” and replacing it with “Computershare Trust Company, N.A., a federally chartered trust company and Computershare Inc., a Delaware corporation (collectively, the “Warrant Agent”)”. As a result thereof, all references to the “Warrant Agent” in the Existing Warrant Agreement shall be references to Computershare Trust Company, N.A. and Computershare Inc. rather than Continental Stock Transfer & Trust Company.

c. The Existing Warrant Agreement is hereby amended by adding new Sections 3.3.6 and 3.3.7 immediately after Section 3.3.5 as follows:

“Section 3.3.6. Delivery of Warrant Exercise Funds. The Warrant Agent shall forward funds received for Warrant exercises in a given month by the 5th business day of the following month by wire transfer to an account designated by the Company.

Section 3.3.7. Cost Basis Information.

(a) In the event of a cash exercise, the Company hereby instructs the Warrant Agent to record cost basis for newly issued shares in a manner to be subsequently communicated by the Company in writing to the Warrant Agent.

(b) In the event of a cashless exercise, the Company shall provide cost basis for shares issued pursuant to a cashless exercise at the time the Company confirms the number of Company Common Shares issuable in connection with the cashless exercise pursuant to Section 3.3.1(b) hereof.”

d. Section 4.5 of the Existing Warrant Agreement is hereby amended by adding, immediately after the first full sentence of Section 4.5, the following sentence:

“The Warrant Agent shall be entitled to rely on such notice and any adjustment or statement therein contained and shall have no duty or liability with respect thereto and shall not be deemed to have knowledge of any such adjustment or any such event unless and until it shall have received such notice.”

e. Section 4.7 of the Existing Warrant Agreement is hereby amended by adding the phrase “or the rights, duties and immunities of the Warrant Agent” immediately after the phrase “does not affect the substance thereof”.

f. The fourth sentence of Section 8.2.1. of the Existing Warrant Agreement is hereby deleted in its entirety.

g. Section 8.3.1 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration (as agreed upon in writing by the Company and the Warrant Agent) for its services as such Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all of its documented and reasonable expenses (including reasonable counsel fees and expenses) incurred in connection with the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder.”

h. Section 8.4 of the Existing Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“Liability of Warrant Agent.

8.4.1. Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer or Chairman of the Board of Directors of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered by it pursuant to the provisions of this Agreement.

8.4.2. Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith (each as determined by a court of competent jurisdiction in final and non-appealable decision). The Company agrees to indemnify the Warrant Agent and save it harmless against any and all loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost, or expense (including reasonable fees of its legal counsel), which may be paid, incurred or suffered by or to which it may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from its actions or omissions as Warrant Agent pursuant hereto, except as a result of the Warrant Agent’s gross negligence, willful misconduct, or bad faith (each as determined by a court of competent jurisdiction in a final and non-appealable decision). The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company.

8.4.3. Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Warrant (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by the Company only; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock will, when issued, be valid and fully paid and nonassessable.

8.4.4. Limitation of Liability. Notwithstanding anything contained herein to the contrary, the Warrant Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to the Warrant Agent as fees and charges, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event for which recovery from Warrant Agent is being sought. Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, punitive, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.”

i. The Existing Warrant Agreement is hereby amended by adding new Sections 8.7 and 8.8 immediately after Section 8.6 as follows:

“8.7. Other Rights of the Warrant Agent.

8.7.1. Counsel. The Warrant Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion or advice of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in the absence of bad faith and in accordance with such opinion or advice.

8.7.2. No Duty of Demand. The Warrant Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any holder of Warrants with respect to any action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company.

8.7.3. Transact in Company Securities. The Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement; provided, that, the Warrant Agent shall comply with any applicable law in respect of such transaction and its confidentiality obligations to the Company. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

8.7.4. Reliance on Attorneys and Agents. The Warrant Agent may execute and exercise any of the ancillary rights or powers hereby vested in it or perform any ancillary duty hereunder either itself or by or through its attorney or agents, and the Warrant Agent shall not be responsible for any act, default, neglect or misconduct of any such attorney or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

8.7.5. No Risk of Own Funds. The Warrant Agent shall not be obligated to expend or risk its own funds or to take any action that it believes would expose or subject it to expense or liability or to a risk of incurring expense or liability, unless it has been furnished with assurances of repayment or indemnity satisfactory to it.

8.7.6. Company Instructions. At any time, the Warrant Agent may apply to any officer of the Company for instruction with respect to any matter arising in connection with the services to be performed by the Warrant Agent under this Agreement. The Warrant Agent and its agents and subcontractors shall not be liable and shall be indemnified by Company for any action taken or omitted by Warrant Agent in reliance upon any Company instructions. The Warrant Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company.

8.8. Survival. The provisions of this Section 8 shall survive the expiration of the Warrants, the termination of this Agreement and the resignation, replacement or removal of the Warrant Agent.”

j. Section 9.2 of the Existing Warrant Agreement shall be amended and restated in its entirety by replacing such Section with the following:

“9.2 Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery, one business day after delivery to an overnight courier servicer, or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, in each case addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Rumble Inc.

444 Gulf of Mexico Dr

Longboat Key, FL 34228

Attention: Chief Executive Officer

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery, one business day after delivery to an overnight courier servicer, or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, in each case addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

“Computershare Inc.
150 Royall St.

Canton, MA 02021

Attn: Client Services”

k. Section 9.9 of the Existing Warrant Agreement is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding the foregoing, if any excluded provision shall adversely affect the rights, immunities, liabilities, duties or obligations of the Warrant Agent in any material respect (after giving effect to any such similar provision), the Warrant Agent shall be entitled to resign upon fifteen (15) days’ prior written notice to the Company.”

l. The Existing Warrant Agreement is hereby amended by adding new Sections 9.11, 9.12, 9.13, and 9.14 immediately after Section 9.10 as follows:

“9.11 Bank Accounts. All funds received by Computershare hereunder that are to be distributed or applied by Computershare in the performance of services hereunder (the “Funds”) shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, Computershare will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party.

9.12. Force Majeure. Notwithstanding anything to the contrary contained herein, the Warrant Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, epidemics, pandemics, terrorist acts, shortage of supply, disruptions in public utilities, strikes and lock-outs, war, or civil unrest.

9.13 Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public warrant holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services hereunder shall remain confidential, and shall not be disclosed to any other person, except as may be required by law, including, without limitation, pursuant to (i) subpoenas from state or federal government authorities (e.g., in divorce and criminal actions) or (ii) securities law disclosure rule or disclosure rules of the Commission or any stock exchange.”.

9.14 Further Assurances. The Company shall perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Warrant Agent for the carrying out or performing by the Warrant Agent of the provisions of this Agreement.”

4. All of the covenants, terms and conditions set forth herein shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

5. Notwithstanding anything herein to the contrary, nothing in this Agreement shall, or shall be deemed to, defeat, limit, alter or impair, enhance or enlarge any right, obligation, claim or remedy created by the Existing Warrant Agreement (other than to the extent amended by this Agreement) and the Existing Warrant Agreement (as amended by this Agreement) shall remain in full force and effect.

6. This Agreement may be signed in counterparts, none of which shall be deemed to be binding unless and until all parties have signed this Agreement. Electronic mail or portable document format (PDF) signatures shall be treated as original signatures for all purposes hereunder.

7. Section 9.3 of the Existing Warrant Agreement (Applicable Law and Exclusive Forum) is hereby incorporated by reference and shall apply hereto, mutatis mutandis.

8. Immediately following the Arrangement Effective Time, any references to “this Agreement” in the Existing Warrant Agreement will mean the Existing Warrant Agreement as amended by this Agreement. Except as specifically amended by this Agreement, the provisions of the Existing Warrant Agreement shall remain in full force and effect.

9. The Company shall provide Computershare an opinion of counsel prior to the date of this Agreement. The opinion shall state that all Warrants or shares of Common Stock issuable upon exercise of the Warrants, as applicable, are: (a) registered or are in the process of being registered under the Securities Act of 1933, as amended, or are exempt from such registration; and (b) validly issued, fully paid and non-assessable.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EXISTING WARRANT AGENT:

Continental Stock Transfer & Trust Company

By:	/s/ Steven Vacante
Name:	Steven Vacante
Title:	Vice President

SUCCESSOR WARRANT AGENT:

Computershare Inc.

By:	/s/ Collin Ekegu
Name:	Collin Ekegu
Title:	Manager, Corporate Actions

Computershare Trust Company, N.A.

By:	/s/ Collin Ekegu
Name:	Collin Ekegu
Title:	Manager, Corporate Actions

COMPANY:

RUMBLE INC. (formerly known as CF Acquisition Corp. VI)

By:	/s/ Christopher Pavlovski
Name:	Christopher Pavlovski
Title:	Chief Executive Officer

[Signature Page to Warrant Assignment, Assumption and Amendment Agreement]